Exhibit 4.09

Execution Copy

SECOND AMENDMENT TO SENIOR CONVERTIBLE NOTE DUE 2022 AND WAIVER AND FORBEARANCE AGREEMENT
This SECOND AMENDMENT TO SENIOR CONVERTIBLE NOTE DUE 2022 AND WAIVER AND FORBEARANCE AGREEMENT (this “Second Amendment”) is made and entered into as of June 4, 2020, by and among Amyris, Inc., a Delaware corporation (the “Company”) and HT Investments MA LLC (the “Holder”).
RECITALS
WHEREAS, the Company has issued that certain Senior Convertible Note due 2022 (the “Note”), to the Holder pursuant to exchanges for prior convertible notes of the Company in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), as set forth in (i) that certain Exchange Agreement, dated as of November 8, 2019, by and among the Company and the investors on the Schedule of Buyers attached thereto (the “Original Exchange Agreement”) (as the same may be amended from time to time) and (ii) that certain Exchange Agreement, dated as of December 30, 2019, by and among the Company and the Buyer (the “Subsequent Exchange Agreement”) (as the same may be amended from time to time);
WHEREAS, the Company and Holder previously entered into that certain Amendment to Senior Convertible Note Due 2022 and Waiver and Forbearance Agreement as of May 1, 2020 (the First Amendment”); and
WHEREAS, the Company and the Holder desire to further amend certain provisions of the Note;
WHEREAS, pursuant to Section 18 of the Note, the Note may be amended with the written consent of the Company and the Required Holders (as defined in the Original Exchange Agreement);
WHEREAS, as of the date hereof, the Holder constitutes the Required Holders (as defined in the Original Exchange Agreement); and
WHEREAS, the Company and Holder have entered into that certain Waiver and Forbearance Agreement, dated as of February 18, 2020 (the “Forbearance Agreement”) and desire to further amend certain provisions of the Forbearance Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
AMENDMENT OF NOTES
1.1. Section 5(G)(iii) of the Note. Section 5(G)(iii) of the Note is hereby amended and restated in its entirety to read as follows:
(iii)Pre-Delivery Share Reduction. Notwithstanding anything to the contrary contained herein, (A) from and after May 1, 2020, one million seven hundred thousand (1,700,000) shares of Common Stock that were previously Pre-Delivery Shares hereunder shall no longer constitute Pre-Delivery Shares and, subject to that certain letter agreement between the Company and the Holder dated as of May 1, 2020, shall be Freely Tradable shares of Common Stock owned by the Holder, free from all preemptive or similar rights or Liens with respect thereto and (B) from and after June 4, 2020, an additional seven hundred thousand (700,000) shares of Common Stock that were previously Pre-Delivery Shares hereunder shall no longer constitute Pre-Delivery Shares, subject to that certain letter agreement between the Company and the Holder dated as of June 4, 2020, and shall be Freely Tradable shares of Common Stock owned by the Holder, free from all preemptive or similar rights or Liens with respect thereto. For the avoidance of doubt, as of June 4, 2020, the total number of Pre-Delivery Shares outstanding shall be deemed to be two million six hundred thousand (2,600,000) shares.
1.2. Section 5(G)(iv) of the Note. Section 5(G)(iv) of the Note is hereby amended and restated in its entirety to read as follows:
(ii) Delivery of Pre-Delivery Shares by the Holder. Within ten (10) Business Days following redemption or repayment of this Note in full and the satisfaction or discharge by the Company of all outstanding Company obligations hereunder, the Holder shall deliver two million six hundred thousand (2,600,000) shares (subject to proportionate adjustments for events of the type set forth in Section 8(F)(i)(1)) of the Company’s Common Stock to the Company, free from all preemptive or similar rights or Liens with respect to the delivery thereof; provided, that, to the extent the Company fails to deliver any fully paid and nonassessable Freely Tradable shares of Common Stock to the Holder as required under Section 5(G)(i) or Section 5(G)(ii), the number of shares of the Company’s Common Stock to be delivered under this Section 5(G)(iv) shall be reduced by the number of such shares of Common Stock the Company failed to deliver. For the avoidance of doubt, this Section 5(G)(iv) shall not apply to the transactions contemplated by the Exchange Agreement.
ARTICLE II
AMENDMENT OF FORBEARANCE AGREEMENT
2.1. The definition of “Forbearance Period” as set forth in the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:
2
(a) “Forbearance Period” means the period commencing on the date hereof and ending on the date which is the earliest of (i) with respect to the Specified Existing Defaults, the earlier of (X) the day the Company has received aggregate cash proceeds from any public offerings or private placements of its securities occurring on or after May 1, 2020 of not less than fifty million dollars ($50,000,000) and (Y) June 30, 2020, and with respect to the Specified Anticipated Default, May 29, 2020, (ii) the occurrence or existence of any Event of Default, other than the Specified

Defaults and any Event of Default giving rise to a Termination Event, or (iii) the occurrence of any Termination Event.
2.2. The definition of “Specified Existing Defaults” as set forth in the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:
(d) “Specified Existing Defaults” means each of: (1) Company's failure, on or before January 31, 2020, to receive aggregated net cash proceeds of not less than fifty million dollars ($50,000,000) from one or more issuances of Capital Stock or incurrences of Permitted Indebtedness (as defined in the Note) by the Company, or any combination thereof, and before giving effect to transaction expenses; (2) Company’s failure, on or before January 31, 2020, to (i) repay in full or convert into equity all Indebtedness outstanding under its Credit and Security Agreement, dated November 14, 2019 by and among the Company, certain of the Company’s subsidiaries, Schottenfeld Opportunities Fund II, L.P. (“SOP”) and Phase Five Partners, LP (“Phase Five”) (the “November Credit Agreement”), or (ii) amend all such Indebtedness to fit within clause (E) of the definition of Permitted Indebtedness so it does not have a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness earlier than ninety one (91) days following the Maturity Date, or any combination of the foregoing with respect to all such Indebtedness; (3) Company’s entry into a secured loan agreement on December 19, 2019 with an initial maturity date of January 31, 2020 with Nikko Chemicals Co., Ltd., in violation of Section 9(D) of the Note; and (4) the occurrence of an Event of Default under clause 11(A)(xi) of the Note, solely to the extent arising from defaults (I) in existence on the date hereof with respect to the notes issued under (A) those certain credit agreements dated September 10, 2019 by and among the Company, certain of the Company’s subsidiaries and each of SOP, Koyote Trading, LLC, and Phase Five (the “September Credit Agreements”) or (B) the November Credit Agreement and (II) for which the holder of such notes has not declared any portion of such indebtedness due and payable or taken any other steps to enforce such indebtedness.

ARTICLE III
MISCELLANEOUS
3.1. Rule 144 Holding Period. The Company and the Holder acknowledge and agree that, as set forth in the Original Exchange Agreement and the Subsequent Exchange

Agreement, the Note will continue to have a holding period under Rule 144 promulgated under the Securities Act that will be deemed to have commenced as of December 10, 2018.

3.2. Material Non-Public Information. The Company represents to Holder that neither this Second Amendment, nor the further amendment of the Note and/or the Warrant pursuant to the terms of this Second Amendment constitutes material, nonpublic information (if any) provided to the Holder by the Company.

3.3 Captions. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Except as otherwise indicated, all references in this Amendment to “Sections” are intended to refer to the Sections or Articles of the Note, as applicable.

3.4. Governing Law. The internal law of the State of New York will govern and be used to construe this Amendment. The Company and the Holder irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Amendment.
3.5. Principal Amount; No Other Amendment. The Company and the Holder acknowledge and agree that the Principal Amount outstanding under the Note as of the date hereof is twenty million dollars ($20,000,000). Except for the matters expressly set forth in this Second Amendment, all other terms of the Note and Warrant, as amended by the First Amendment, are hereby ratified and shall remain unchanged and in full force and effect.
3.6. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
3.7. Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party if so requested.
[Signature Pages Follow]

The parties hereto have executed this Second Amendment to Senior Convertible Note due 2022 and Waiver and Forbearance Agreement as of the date first written above.
COMPANY:

AMYRIS, INC.

By: /s/ Han Kieftenbeld
        Name: Han Kieftenbeld
        Title: Chief Financial Officer

The parties hereto have executed this Second Amendment to Senior Convertible Note due 2022 and Waiver and Forbearance Agreement as of the date first written above.
REQUISITE HOLDER:

HT INVESTMENTS MA LLC

By: /s/ Eric Helenek
        Name: Eric Helenek
        Title: Authorized Signatory